EXHIBIT A


NAME OF FUND                                EXPENSE CAP
                                            (OF AVERAGE   EFFECTIVE    EXPENSE
                                            NET ASSETS)      DATE      CAP TERM

First Trust/Dow Jones Dividend & Income        1.20%      05/01/2012  05/01/2019
Allocation Portfolio Class I

First Trust/Dow Jones Dividend & Income        0.95%      05/01/2014  05/01/2019
Allocation Portfolio Class II

First Trust Multi Income Allocation            1.20%      05/01/2014  05/01/2019
Portfolio Class I

First Trust Multi Income Allocation            0.95%      05/01/2014  05/01/2019
Portfolio Class II

First Trust Dorsey Wright Tactical Core        1.30%      10/31/2015  05/01/2019
Portfolio Class I

First Trust Dorsey Wright Tactical Core        1.05%      10/31/2015  05/01/2019
Portfolio Class II



Updated April 12, 2018